Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Receives Additional Notice from NYSE Amex LLC

HOUSTON, TX — March 19, 2009 — Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced that on March 18, 2009, the Company received a notice from NYSE Amex LLC, formerly known as the American Stock Exchange (the “Exchange”), indicating that the Company was not in compliance with Sections 134 and 1101 of the NYSE Amex LLC Company Guide, formerly the American Stock Exchange Company Guide (the “Company Guide”), in that it did not timely file its Form 10-Q for the period ended January 31, 2009.  In order to maintain its Exchange listing, the Company must submit a plan of compliance by April 1, 2009 advising the Exchange how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by June 16, 2009.  The Corporate Compliance Department of the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards within the specified timeframe, in which case the plan will be accepted.  If the plan is accepted, the Company may be able to continue its listing during the plan period up to June 16, 2009, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.  If the Company does not submit a plan, if the Company submits a plan that is not accepted or if the plan is accepted but the Company is not in compliance with the continued listing standards at the conclusion of the plan period or does not make progress consistent with the plan during the plan period, the Company may become subject to delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

The Company was unable to timely file its Form 10-Q for the period ended January 31, 2009 due to the Company’s staffing and financial limitations.  However, the Company intends to attempt to file the Form 10-Q for the period ended January 31, 2009 on or before April 15, 2009.

The Company also announced that, effective March 18, 2009, WestLB AG, New York Branch, as administrative agent for the lenders under the $41 million senior secured construction, term and working capital credit facility (the “Credit Facility”) among Nova Biofuels Seneca, LLC (“Nova Biofuels Seneca”), a subsidiary of the Company, and other parties thereto, agreed to waive certain covenant defaults under the Credit Facility and the requirement of Nova Biofuels Seneca to make its scheduled principal and interest payments previously due on March 20, 2009 until March 27, 2009 while the parties continue to evaluate the Credit Facility and the project’s financial condition and working capital requirements.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM D6751 quality biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova owns two biodiesel refineries: one in Seneca, Illinois with a nameplate capacity of 60 million gallons per year and one in Clinton, Iowa with a nameplate capacity of 10 million gallons per year.  More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-K for the period ended October 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows, including the limited amount of available working capital, the volatile nature of the commodities and biodiesel markets and the risks to customer acceptance of biodiesel as a substitute for petroleum diesel. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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